Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated March 31, 2025, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K of Datavault AI Inc. (formerly WiSA Technologies, Inc.) for the year ended December 31, 2024.

/s/ BPM LLP

San Jose, California

July 7, 2025